Exhibit (a)(1)(P)

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

For immediate release - 20 May 2013

ROYALTY PHARMA INCREASES OFFER FOR ELAN TO US$12.50 PER SHARE ALL CASH

•      The Increased Offer is fully financed, cash confirmed and not conditional on due diligence. The US$1.00 per share net cash right has been eliminated – the Increased Offer is now all cash

•      Royalty Pharma has reserved its right to waive down the Acceptance Threshold for the Increased Offer from 90% to 50% plus one Elan Share and will update Elan Stockholders in this regard in the Revised Offer Document

•      Royalty Pharma is offering a compelling value of US$4.6 billion for Elan’s Tysabri Royalty, a 42% premium to the US$3.25 billion at which Elan sold approximately half of its interest in Tysabri to Biogen

•      The Increased Offer also represents a premium of 45% to the Undisturbed Elan Enterprise Value

•      Royalty Pharma believes that Elan dramatically overpaid in the Theravance Transaction by agreeing to pay US$1 billion for 21% of selected royalties owned by Theravance when all of Theravance was trading at US$3.5 billion

•      Royalty Pharma is assessing the Other Transactions announced by Elan today

•      The Increased Offer is therefore conditional on Elan Stockholders voting against the Theravance Transaction and the Other Transactions

Key Observations Regarding the Elan / Theravance Transaction

•      The Theravance Transaction public disclosure suggests that such transaction was pursued in haste and without critical confidential information which could significantly impair the value of the asset.  Royalty Pharma expects the same is true of the Other Transactions announced today.

•      Despite the apparent lack of information, the Elan Board has agreed to recommend the Theravance Transaction to Elan Stockholders with no “fiduciary out” to change its recommendation:

o     The Elan Board has compromised its ability to freely advise Elan Stockholders regarding Royalty Pharma’s offer and the Theravance Transaction, thereby making itself irrelevant to stockholders’ decisions on these matters

o     The Elan Board cannot recommend Royalty Pharma’s offer – at any price – without breaching the Theravance Agreement

o     The Elan Board must recommend the Theravance Transaction even if the value of what it has agreed to buy is impacted by material adverse changes

•      Royalty Pharma believes it is highly irresponsible and “off-market” to agree to such provisions

•      If the Theravance Transaction and the Other Transactions announced today serve as a template for future transactions, Royalty Pharma believes Elan Stockholders should be very concerned about future value destruction and undue risk-taking by Elan

At a time when Elan Stockholders are evaluating Royalty Pharma’s offer, the Elan directors have failed to maintain an appropriate balance between supporting management’s acquisition plan and their fiduciary responsibilities in respect of Royalty Pharma’s offer. The Elan Board should have retained all options to maximize shareholder value

YOU MUST VOTE AGAINST THE ILL-CONCEIVED THERAVANCE TRANSACTION AND THE OTHER TRANSACTIONS ANNOUNCED TODAY
ROYALTY PHARMA’S OFFER WILL LAPSE (BE WITHDRAWN) IF THE THERAVANCE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS IS APPROVED AT THE ELAN EGM

Royalty Pharma’s increased all cash offer

The Board of Royalty Pharma today announces a firm intention to revise its offer for the entire issued and to be issued share capital of Elan on the terms set out in this announcement and to be set out in the Revised Offer Document and in the Revised Acceptance Documents.

The Increased Offer Price is US$12.50 in cash per Elan Share (including each Elan Share represented by an Elan ADS).

The Increased Offer is fully financed, cash confirmed and not conditional on due diligence. The US$1.00 per share net cash right has been eliminated – the Increased Offer is now all cash.  Royalty Pharma believes that the Increased Offer delivers a compelling value proposition for Elan Stockholders, as it represents:

•	a 45% premium to the Undisturbed Elan Enterprise Value;

•	an increase of 17% over the Original Offer Enterprise Value;

•	US$4.6 billion for the Tysabri Royalty, a 42% premium to the US$3.25 billion price at which Elan sold approximately half of its interest in Tysabri to Biogen;

•	full and fair value for the Tysabri Royalty for all indications and cash flows, pre and post-patent expiration; and

•	100% liquidity for Elan Stockholders today, which Royalty Pharma believes is a far superior alternative to Elan’s high risk strategy of hastily arranged and value destructive acquisitions.

Royalty Pharma has reserved its right to waive down the Acceptance Threshold for the Increased Offer from 90% to 50% plus one Elan Share and will update Elan Stockholders in this regard in the Revised Offer Document.

Elan, the Theravance Transaction and the Other Transactions

•
Royalty Pharma believes that Elan dramatically overpaid in the Theravance Transaction by agreeing to pay US$1 billion for 21% of selected royalties owned by Theravance when all of Theravance was trading at US$3.5 billion.

•	Royalty Pharma is assessing the Other Transactions announced by Elan today.

•	The Increased Offer is therefore conditional on Elan Stockholders voting against the Theravance Transaction and the Other Transactions.

•
The Theravance Transaction public disclosure suggests that the deal was pursued in haste and without critical confidential information which could significantly impair the value of the asset.  Royalty Pharma expects the same is true of the Other Transactions announced today.

•	Despite the apparent lack of information, the Elan Board has agreed to recommend the Theravance Transaction to Elan Stockholders with no “fiduciary out” to change its recommendation:

-
The Elan Board has compromised its ability to freely advise Elan Stockholders regarding Royalty Pharma’s offer and the Theravance Transaction, thereby making itself irrelevant to stockholders’ decisions on these matters.

-	The Elan Board cannot recommend Royalty Pharma’s offer – at any price – without breaching the Theravance Agreement.

-	The Elan Board must recommend the Theravance Transaction even if the value of what it has agreed to buy is impacted by material adverse changes.

•	Royalty Pharma believes it is highly irresponsible and “off-market” to agree to such provisions.

•
If the Theravance Transaction and the Other Transactions announced today serve as a template for future transactions, Royalty Pharma believes Elan Stockholders should be very concerned about future value destruction and undue risk-taking by Elan.

At a time when Elan Stockholders are evaluating Royalty Pharma’s offer, the Elan directors have failed to maintain an appropriate balance between supporting management’s acquisition plan and their fiduciary responsibilities in respect of Royalty Pharma’s offer. The Elan Board should have retained all options to maximize shareholder value.

Royalty Pharma intends to lapse the Increased Offer if the Theravance Transaction or any of the Other Transactions is approved by Elan Stockholders at the Elan EGM.

Royalty Pharma reserves the right to lapse the Increased Offer if the Elan Board fails to comply with its obligations under the Theravance Agreement to recommend that Elan Stockholders approve the Theravance Transaction and not to withdraw, modify or alter that recommendation without the consent of Theravance.  Royalty Pharma further reserves the right to lapse the Increased Offer if Elan otherwise takes any action, or fails to take any action, that results, or could reasonably be expected to result, in an actual or contingent liability to Elan under the Theravance Agreement.

YOU MUST VOTE AGAINST THE ILL-CONCEIVED THERAVANCE TRANSACTION AND THE OTHER TRANSACTIONS ANNOUNCED TODAY

ROYALTY PHARMA’S OFFER WILL LAPSE (BE WITHDRAWN) IF THE THERAVANCE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS IS APPROVED AT THE ELAN EGM

Summary of other information

The Increased Offer will be financed by a combination of existing resources available to RPIFT and new credit facilities arranged by Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities.  J.P. Morgan Cazenove and Merrill Lynch International, as financial advisers to Royalty Pharma, are satisfied that sufficient resources are available to Royalty Pharma to satisfy full acceptance of the Increased Offer.

Elan Stockholders who have previously validly accepted the Original Offer (and have not validly withdrawn those acceptances) will automatically be deemed to have accepted the terms of the Increased Offer, when made, by virtue of their prior acceptances and therefore need take no further action.

This summary should be read in conjunction with the full text of the announcement which follows and the appendices.

The Increased Offer will be made subject to the same conditions and other terms set out in Part A of Appendix I to the Original Offer Document save that:

(1)	the conditions set out at paragraph (h) relating to the Dutch Auction and at paragraph (l) thereof relating to the European Merger Regulation have been satisfied; and

(2)	subject to the approval of the Irish Takeover Panel, given the potential adverse consequences under the Theravance Agreement, Royalty Pharma proposes to include a new condition in the following terms:

“(i) the Elan Board recommending that the Theravance Transaction is approved by Elan Stockholders at the Elan EGM; (ii) having made such recommendation, the Elan Board not withdrawing, modifying or altering that recommendation without the consent of Theravance; and/or (iii) Elan otherwise not taking any action, or failing to take any action, that results, or could reasonably be expected to result, in an actual or contingent liability to Elan under the Theravance Agreement.”

The full text of the conditions and certain further terms of the Increased Offer are set out in Appendix I to this announcement and will be set out in the Revised Offer Document, save that if the approval of the Irish Takeover Panel is not obtained for inclusion of the new condition referred to above (either in its original form or with amendments), the Increased Offer will not be subject thereto and it will not be contained in the Revised Offer Document.

The Increased Offer will also be subject to the other terms of the Original Offer (as revised in connection with the Increased Offer on the terms set out in this announcement and to be set out in the Revised Offer Document and the Revised Acceptance Documents).  The terms of the Increased Offer will supersede those of the Original Offer, and, accordingly, the terms of the Original Offer, as set out in the Original Offer Document and the Original Acceptance Documents, will no longer be capable of acceptance from the date of despatch of the Revised Offer Document.

Appendix II contains the bases of calculation and sources of certain information contained in this announcement.  Appendix III sets out definitions of certain terms used in this announcement.  Appendix IV sets out the calculation of the Undisturbed Elan Enterprise Value, the Original Offer Enterprise Value and the Increased Offer Enterprise Value, as calculated by Royalty Pharma.  Appendix V sets out the calculation of the Fully Diluted Elan Stock Number.

This announcement is being made pursuant to Rule 2.5 of the Irish Takeover Rules.

J.P. Morgan, together with its affiliate J.P. Morgan Cazenove, BofA Merrill Lynch, together with its affiliate Merrill Lynch International, and Groton Partners are acting as financial advisers to Royalty Pharma.

Further information relating to the Increased Offer, including all announcements issued by or on behalf of Royalty Pharma, is available at www.royaltypharma.com.

ENQUIRIES

Royalty Pharma
Pablo Legorreta
George Lloyd
Tel: +1 212 883 2275

J.P. Morgan (financial adviser)
Henry Gosebruch (New York, Tel: +1 212 270 6000)
Dwayne Lysaght / James Mitford / Christopher Dickinson (London, Tel: +44 (0) 20 7742 4000)

BofA Merrill Lynch (financial adviser)
Philip Noblet / Peter Luck / Geoff Iles (London, Tel: +44 (0) 20 7996 1000)

Abernathy (PR adviser)
Tom Johnson / Chuck Burgess
Tel: +1 212 371 5999

Maitland (PR adviser)
Tom Buchanan
Tel: +44 (0) 20 7379 5151

Mackenzie Partners (Information Agent)
Daniel Burch ((cell) + 1 516 429 2722)
Charles A. Koons ((cell) + 1 917 545 4523)
Robert C. Marese ((cell) + 1 917 751 4085)
Tel: + 1 212 929 5500 (Collect) or +1 800 322 2885 (Toll Free)

FURTHER INFORMATION

This announcement is not intended to, and does not, constitute or form part of (1) an offer or invitation to purchase or otherwise acquire, subscribe for, tender, exchange, sell or otherwise dispose of any securities, (2) the solicitation of an offer or invitation to purchase or otherwise acquire, subscribe for, tender, exchange, sell or otherwise dispose of any securities, or (3) the solicitation of any vote or approval in any jurisdiction, pursuant to this announcement or otherwise.

The distribution of this announcement in, into, or from, certain jurisdictions other than Ireland, the United Kingdom and the United States may be restricted or affected by the laws of those jurisdictions.  Accordingly, copies of this announcement are not being, and must not be, mailed or otherwise forwarded, distributed or sent in, into, or from any such jurisdiction. Therefore persons who receive this announcement (including without limitation nominees, trustees and custodians) and are subject to the laws of any jurisdiction other than Ireland, the United Kingdom and the United States who are not resident in Ireland, the United Kingdom or the United States will need to inform themselves about, and observe any applicable restrictions or requirements. Any failure to do so may constitute a violation of the securities laws of any such jurisdiction.

Additional Notice to US Investors

This announcement is for informational purposes only and is not intended to, and does not, constitute or form part of any offer (including the Offer), invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, tender, exchange, sell or otherwise dispose of, any securities, or the solicitation of any vote or approval in any jurisdiction, nor will there be any acquisition or disposition of the securities referred to in this announcement in any jurisdiction in contravention of applicable law or regulation.

This announcement is not a substitute for the Revised Offer Document and the Revised Acceptance Documents or any other document that Royalty Pharma has filed and may file with the Securities and Exchange Commission (“SEC”) (including the Original Offer Document) in connection with the Offer.  ELAN STOCKHOLDERS ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE INCREASED OFFER.  Any such documents will be available free of charge through the website maintained by the SEC at www.sec.gov or by directing a request to any of the persons listed above.

The Offer is and will be made in the United States pursuant to the US Exchange Act subject to certain exemptive relief which has been granted in respect of the Offer by the SEC and otherwise in accordance with the requirements of the Irish Takeover Rules.  Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that may be different from those typically applicable under U.S. domestic tender offer procedures and law.  In addition, the Original Offer Document, the Revised Offer Document and any other documents relating to the Offer have been or will be prepared in accordance with the Irish Takeover Rules and Irish disclosure requirements, format and style, all of which may differ from those in the United States.

Elan is incorporated under the laws of Ireland.  Some of the directors of Elan are resident in countries other than the United States.  As a result, it may not be possible for United States holders of Elan Stock to effect service of process within the United States upon Elan or such directors of Elan or to enforce against any of them judgements of the United States predicated upon the civil liability provisions of the federal securities laws of the United States.  It may not be possible to sue Elan or its officers or directors in a non-US court for violations of US securities laws.  In addition, US holders of Elan Stock should be aware that, if Royalty Pharma elects to proceed pursuant to a scheme of arrangement (as described in the Original Offer Document and to be described in the Revised Offer Document), the federal securities laws of the United States may not be applicable.

Additional Information

Any response in relation to the Increased Offer (including any acceptance thereof) should be made only on the basis of the information contained in the Revised Offer Document, the Revised Acceptance Documents or any other document by which the Increased Offer is made.

Royalty Pharma reserves the right, with the consent of the Irish Takeover Panel, to elect to implement the acquisition of Elan by way of court-approved scheme of arrangement under Section 201 of the Companies Act 1963 of Ireland.

Responsibility Statements

The directors of Royalty Pharma accept responsibility for the information contained in this announcement, save that the only responsibility accepted by the directors of Royalty Pharma in respect of the information in this announcement relating to Elan, the Elan Group, the Board of Elan and the persons connected with them, which has been compiled from published sources, has been to ensure that such information has been correctly and fairly reproduced or presented (and no steps have been taken by the directors of Royalty Pharma to verify this information).  To the best of the knowledge and belief of the directors of Royalty Pharma (having taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The managing member of RP Management accepts responsibility for the information contained in this announcement, save that the only responsibility accepted by the managing member of RP Management in respect of the information in this announcement relating to Elan, the Elan Group, the Board of Elan and the persons connected with them, which has been compiled from published sources, has been to ensure that such information has been correctly and fairly reproduced or presented (and no steps have been taken by the managing member of RP Management to verify this information).  To the best of the knowledge and belief of the managing member of RP Management (having taken all reasonable care to ensure that such is the case), the information contained in this announcement for which he accepts responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

J.P. Morgan, together with its affiliate J.P. Morgan Cazenove (which is authorised and regulated by the Financial Conduct Authority in the United Kingdom), is acting exclusively for Royalty Pharma and RP Management in connection with the matters described in this announcement and for no one else, and is not, and will not be, responsible to anyone other than Royalty Pharma and RP Management for providing the protections afforded to clients of J.P. Morgan or its affiliates, or for providing advice in relation to the Increased Offer or any other matters referred to in this announcement.

BofA Merrill Lynch, together with its affiliate Merrill Lynch International (which is authorised and regulated by the Financial Conduct Authority in the United Kingdom), is acting exclusively for Royalty Pharma and RP Management in connection with the matters described in this announcement and for no one else, and is not, and will not be, responsible to anyone other than Royalty Pharma and RP Management for providing the protections afforded to clients of BofA Merrill Lynch or its affiliates or for providing advice in relation to the Increased Offer or any other matters referred to in this announcement.

Groton Partners is acting exclusively for Royalty Pharma and RP Management in connection with the matters described in this announcement and for no one else, and is not, and will not be, responsible to anyone other than Royalty Pharma and RP Management for providing the protections afforded to its clients or for providing advice in relation to the Increased Offer or any other matters referred to in this announcement.

Forward-looking Statements

This announcement may include certain “forward looking statements” with respect to the business, strategy and plans of Royalty Pharma and its expectations relating to the Increased Offer and Elan’s future financial condition and performance. Statements that are not historical facts, including statements about Elan or Royalty Pharma or Royalty Pharma’s belief and expectation, are forward looking statements. Words such as “believes”, “anticipates”, “estimates”, “expects”, “intends”, “aims”, “potential”, “will”, “would”, “could”, “considered”, “likely”, and variations of these words and similar future or conditional expressions are intended to identify forward looking statements but are not the exclusive means of identifying such statements. By their nature, forward looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur.

Examples of such forward looking statements include (but are not limited to) statements about expected benefits and risks associated with the Increased Offer; projections or expectations of profit attributable to shareholders; anticipated provisions or write-downs, economic profit, dividends, capital structure or any other financial items or ratios; statements of plans, objectives or goals of Elan, the Elan Group, RP Management or Royalty Pharma following the Increased Offer; statements about the future trends in interest rates, liquidity, foreign exchange rates, stock market levels and demographic trends and any impact that those matters may have on Elan, the Elan Group, RP Management or Royalty Pharma following the Increased Offer; statements concerning any future Irish, US or other economic environment or performance; statements about strategic goals, competition, regulation, regulatory approvals, dispositions and consolidation or technological or regulatory developments; and statements of assumptions underlying such statements.

Forward looking statements only speak as of the date on which they are made, and the events discussed in this announcement may not occur. Subject to compliance with applicable law and regulation, Royalty Pharma is not under any obligation to update publicly or revise forward looking statements, whether as a result of new information, future events or otherwise.

Rule 8 - Dealing Disclosure Requirements

Under the provisions of Rule 8.3 of the Irish Takeover Rules, if any person is, or becomes, “interested” (directly or indirectly) in 1% or more of any class of “relevant securities” of Elan, all “dealings” in any “relevant securities” of Elan (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by not later than 3.30 pm (Irish time) on the “business day” following the date of the relevant transaction. This requirement will continue until the date on which the Increased Offer becomes or is declared unconditional as to acceptances or lapses or is otherwise withdrawn or on which the Offer Period otherwise ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an “interest” in “relevant securities” of Elan, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

Under the provisions of Rule 8.1 of the Irish Takeover Rules, all “dealings” in “relevant securities” of Elan by Elan or Royalty Pharma, or by any of their respective “associates” must also be disclosed by no later than 12 noon (Irish time) on the “business day” following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can be found on the Irish Takeover Panel’s website.

If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 (0)1 678 9020; fax number +353 (0)1 678 9289.

No Profit Forecast / Asset Valuations

No statement in this announcement constitutes a profit forecast for any period, nor should any statement be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Royalty Pharma, RP Management or Elan as appropriate. No statement in this announcement constitutes an asset valuation.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

For immediate release

20 May 2013

INCREASED ALL CASH OFFER

BY

ECHO PHARMA ACQUISITION LIMITED

FOR

ELAN CORPORATION, PLC

1.	Introduction

On 15 April 2013, Royalty Pharma made the Firm Announcement. The Original Offer Document was posted to Elan Stockholders on 2 May 2013.

Royalty Pharma has evaluated the market reaction to the Original Offer and has had a number of constructive discussions with significant Elan Stockholders.

On 13 May 2013, Elan announced that it had entered into the Theravance Agreement. The Theravance Agreement was filed with the SEC on Form 6-K on 17 May 2013.  The Theravance Transaction remains subject to approval by Elan Stockholders at the Elan EGM.  Elan has agreed to convene the Elan EGM by 17 June 2013.  The voting record date for holders of Elan ADSs who wish to vote upon the Theravance Transaction at the Elan EGM is 23 May 2013.

Elan announced the Other Transactions today.

2.	The Increased Offer

Royalty Pharma announces a firm intention to revise its offer for the entire issued and to be issued share capital of Elan on the terms set out in this announcement and to be set out in the Revised Offer Document and in the Revised Acceptance Documents.

The Increased Offer Price is US$12.50 in cash per Elan Share (including each Elan Share represented by an Elan ADS).

The Increased Offer is fully financed, cash confirmed and not conditional on due diligence. The US$1.00 per share net cash right has been eliminated – the Increased Offer is now all cash.

The Increased Offer values the entire issued and to be issued share capital of Elan at approximately US$6.5 billion.

The cash consideration paid to tendering holders of Elan ADSs will be net of a cancellation fee of up to US$0.05 per Elan ADS to pay the fees of the ADS Depositary for the surrender of the Elan ADSs and delivery of the Elan Shares represented thereby if such surrender and delivery is requested by Royalty Pharma.

The Increased Offer will allow Elan Stockholders to receive what Royalty Pharma believes is a full and fair value for all of their Elan Stock in cash today.

Royalty Pharma has reserved its right to waive down the Acceptance Threshold for the Increased Offer from 90% to 50% plus one Elan Share and will update Elan Stockholders in this regard in the Revised Offer Document.

The Elan Shares (including Elan Shares represented by Elan ADSs) will be acquired pursuant to the Increased Offer fully paid and free from all Encumbrances and, together with all rights attaching to them on or after the date of the Firm Announcement, including without limitation voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid, or any other return of capital (whether by reduction of share capital or share premium account or otherwise) made on or after the date of the Firm Announcement.  Accordingly, Royalty Pharma reserves the right to reduce (subject to the consent of the Irish Takeover Panel, if required, and in accordance with US tender offer rules) the consideration, through an appropriate mechanism, in the event that any such dividends or distributions are declared.

Elan Stockholders who have previously validly accepted the Original Offer (and have not validly withdrawn those acceptances) will automatically be deemed to have accepted the terms of the Increased Offer, when made, by virtue of their prior acceptances and therefore need take no further action.

3.	Compelling Reasons for Acceptance

Royalty Pharma believes that the Increased Offer delivers a compelling value proposition for Elan Stockholders, as it represents:

•	a 45% premium to the Undisturbed Elan Enterprise Value;

•	an increase of 17% over the Original Offer Enterprise Value;

•	US$4.6 billion for the Tysabri Royalty, a 42% premium to the US$3.25 billion price at which Elan sold approximately half of its interest in Tysabri to Biogen;

•	full and fair value for the Tysabri Royalty for all indications and cash flows, pre and post-patent expiration; and

•	100% liquidity for Elan Stockholders today, which Royalty Pharma believes is a far superior alternative to Elan’s high risk strategy of hastily arranged and value destructive acquisitions.

Royalty Pharma believes that, in the event that the Increased Offer was to lapse, the Elan Stock Price would trade below the Adjusted Undisturbed Elan Stock Price of US$9.91 (being the Undisturbed Elan Stock Price of US$10.35 adjusted to reflect the impact of the Dutch Auction and the costs associated with redeeming the 2019 Notes).

4.	The Theravance Transaction and the Other Transactions

On 13 May 2013, Elan announced that it had entered into the Theravance Agreement. The Theravance Transaction remains subject to approval by Elan Stockholders at the Elan EGM.  Elan announced the Other Transactions today.  The Other Transactions also remain subject to approval by Elan Stockholders at the Elan EGM.

•
Royalty Pharma believes that Elan dramatically overpaid in the Theravance Transaction by agreeing to pay US$1 billion for 21% of selected royalties owned by Theravance when all of Theravance was trading at US$3.5 billion.

•	Royalty Pharma is assessing the Other Transactions announced by Elan today.

•	The Increased Offer is therefore conditional on Elan Stockholders voting against the Theravance Transaction and the Other Transactions.

•
The Theravance Transaction public disclosure suggests that the deal was pursued in haste and without critical confidential information which could significantly impair the value of the asset.  Royalty Pharma expects the same is true of the Other Transactions announced today.

•	Despite the apparent lack of information, the Elan Board has agreed to recommend the Theravance Transaction to Elan Stockholders with no “fiduciary out” to change its recommendation:

-
The Elan Board has compromised its ability to freely advise Elan Stockholders regarding Royalty Pharma’s offer and the Theravance Transaction, thereby making itself irrelevant to stockholders’ decisions on these matters.

-	The Elan Board cannot recommend Royalty Pharma’s offer – at any price – without breaching the Theravance Agreement.

-	The Elan Board must recommend the Theravance Transaction even if the value of what it has agreed to buy is impacted by material adverse changes.

•	Royalty Pharma believes it is highly irresponsible and “off-market” to agree to such provisions.

•
If the Theravance Transaction and the Other Transactions announced today serve as a template for future transactions, Royalty Pharma believes Elan Stockholders should be very concerned about future value destruction and undue risk-taking by Elan.

At a time when Elan Stockholders are evaluating Royalty Pharma’s offer, the Elan directors have failed to maintain an appropriate balance between supporting management’s acquisition plan and their fiduciary responsibilities in respect of Royalty Pharma’s offer. The Elan Board should have retained all options to maximize shareholder value.

Royalty Pharma believes that the market reaction to the Theravance Transaction suggests that the market perceives the deal to transfer value from Elan Stockholders to Theravance shareholders. On the day on which the Theravance Transaction was announced, Theravance’s closing share price increased by 18% (or to a level 41% above the 30 trading day rolling average).  In contrast, Elan's share price decreased on the day of that announcement.

Royalty Pharma intends to lapse the Increased Offer if the Theravance Transaction or any of the Other Transactions is approved by Elan Stockholders at the Elan EGM.

Royalty Pharma reserves the right to lapse the Increased Offer if the Elan Board fails to comply with its obligations under the Theravance Agreement to recommend that Elan Stockholders approve the Theravance Transaction and not to withdraw, modify or alter that recommendation without the consent of Theravance.  Royalty Pharma further reserves the right to lapse the Increased Offer if Elan otherwise takes any action, or fails to take any action, that results, or could reasonably be expected to result, in an actual or contingent liability to Elan under the Theravance Agreement.

5.	Financing of the Increased Offer

The Increased Offer will be financed by a combination of existing resources available to RPIFT and new credit facilities arranged by Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities.  Further information on the corporate structure of Royalty Pharma and the financing of the consideration payable under the Increased Offer will be set out in the Revised Offer Document.

J.P. Morgan Cazenove and Merrill Lynch International, as financial advisers to Royalty Pharma, are satisfied that sufficient resources are available to Royalty Pharma to satisfy full acceptance of the Increased Offer.

6.	Elan Optionholders

The Increased Offer will be extended to any Elan Shares which are issued or unconditionally allotted and fully paid (or credited as fully paid) while the Increased Offer remains open for acceptance (or, subject to the Irish Takeover Rules, by such earlier date as Royalty Pharma may decide), including, without limitation, any Elan Shares issued pursuant to the exercise of options granted pursuant to the Employee Share Plans.

Royalty Pharma will make appropriate proposals to Elan Optionholders. These proposals will be despatched as soon as practicable following the date of this document and will be made subject to the Increased Offer becoming or being declared unconditional in all respects.

7.	Compulsory acquisition, de-listing, and re-registration

If the Increased Offer becomes or is declared unconditional in all respects and sufficient acceptances have been received, Royalty Pharma intends to apply the provisions of Regulation 23 of the Irish Takeover Regulations to acquire compulsorily any outstanding Elan Shares (including those represented by Elan ADSs) not acquired or agreed to be acquired pursuant to the Increased Offer or otherwise.

As soon as it is appropriate and possible to do so, and subject to the Increased Offer becoming or being declared unconditional in all respects, Royalty Pharma intends to cause Elan to apply for the cancellation of the listing and trading of the Elan Shares on the Irish Stock Exchange and of the Elan ADSs on the NYSE. Such cancellation of the listing and trading of Elan Stock is likely to reduce significantly the liquidity and marketability of any

Elan Stock with respect to which the Increased Offer has not been accepted. Royalty Pharma anticipates that, subject to any applicable requirements of the Irish Stock Exchange or the NYSE, cancellation of the listing and trading of the Elan Shares on the Irish Stock Exchange and of the Elan ADSs on the NYSE will take effect no earlier than 20 Business Days after either: (i) the date on which Royalty Pharma has, by virtue of shareholdings and valid acceptances of the Increased Offer, acquired or unconditionally agreed to acquire Elan Stock carrying 75% of the voting rights of Elan in circumstances where the Increased Offer has become unconditional in all respects; or (ii) the first date of issue of compulsory acquisition notices under Regulation 23 of the Irish Takeover Regulations, as applicable.

Royalty Pharma intends to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable law to cause the deregistration of the Elan ADSs under the US Exchange Act as soon as practicable after such delisting. While the Elan ADSs may continue to trade in the over-the-counter market in the United States, the liquidity, if any, of that market is likely to be significantly less than the current liquidity on the NYSE.

Following cancellation of the listing and trading of Elan Shares on the Irish Stock Exchange and of Elan ADSs on the NYSE, Royalty Pharma intends to procure that Elan is re-registered as a private company under the relevant provisions of the Companies (Amendment) Act 1983 of Ireland.

8.	Overseas Stockholders

The availability of the Increased Offer to persons not resident in Ireland, the United Kingdom or the United States may be affected by the laws of the jurisdiction in which they are resident. Persons who are resident in any jurisdiction or territory other than Ireland, the United Kingdom or the United States should obtain professional advice and observe any applicable requirements. Further details in relation to overseas shareholders will be contained in the Revised Offer Document.

9.	Disclosure of interests and short positions in Elan

As at 16 May 2013, being the last practicable date prior to this announcement, J.P. Morgan and persons controlling, controlled by or under the same control as J.P. Morgan (except in any such case, in the capacity of an exempt market marker, and excluding any exempt fund manager) were interested in 65 Elan ADSs.

As at 16 May 2013, being the last practicable date prior to this announcement, BofA Merrill Lynch and persons controlling, controlled by or under the same control as BofA Merrill Lynch (except in any such case, in the capacity of an exempt market marker, and excluding any exempt fund manager) were interested in 441,048 Elan ADSs and 749,900 derivatives referenced to Elan ADSs.

As at 16 May 2013, being the last practicable date prior to this announcement, BofA Merrill Lynch and persons controlling, controlled by or under the same control as BofA Merrill Lynch (except in any such case, in the capacity of an exempt market marker, and excluding any exempt fund manager) held short positions in 759,312 Elan ADSs.

As at 16 May 2013, being the last practicable date prior to this announcement, Locus Global I, LP, an entity controlled by Rory Riggs, a director of RP Management (Ireland) Limited was interested in 772 Elan ADSs.

Save as disclosed above, as at 16 May 2013, being the last practicable date prior to this announcement, insofar as the directors of Royalty Pharma and the managing member of RP Management are aware, none of Royalty Pharma, RP Management or any person acting in concert with Royalty Pharma or RP Management had any interest, or held any short position, in any relevant securities of Elan and none of Royalty Pharma, RP Management or any associate of Royalty Pharma or RP Management had any arrangement to which Rule 2.7 applies relating to relevant securities of Elan.  For these purposes, “associate” and “arrangement to which Rule 2.7 applies” have the meanings given to those terms in the Irish Takeover Rules.  An “arrangement to which Rule 2.7 applies” includes any indemnity or option arrangement, and any agreement or understanding, formal or informal, of whatever nature, between two or more persons relating to relevant securities which is, or may be, an inducement to one or more of such persons to deal or refrain from dealing in such securities.

In the interests of confidentiality, Royalty Pharma and RP Management have made only limited enquiries in respect of certain parties who may be deemed to be acting in concert with them for the purpose of the Increased Offer.  Enquiries of such parties will be made as soon as practicable following the date of this announcement and any disclosure in respect of such parties shall be included in the Revised Offer Document.

10.	General

The Increased Offer will be made subject to the same conditions and other terms set out in Part A of Appendix I to the Original Offer Document save that:

(1)	the conditions set out at paragraph (h) relating to the Dutch Auction and at paragraph (l) thereof relating to the European Merger Regulation have been satisfied; and

(2)	subject to the approval of the Irish Takeover Panel, given the potential adverse consequences under the Theravance Agreement, Royalty Pharma proposes to include a new condition in the following terms:

“(i) the Elan Board recommending that the Theravance Transaction is approved by Elan Stockholders at the Elan EGM; (ii) having made such recommendation, the Elan Board not withdrawing, modifying or altering that recommendation without the consent of Theravance; and/or (iii) Elan otherwise not taking any action, or failing to take any action, that results, or could reasonably be expected to result, in an actual or contingent liability to Elan under the Theravance Agreement.”

The full text of the conditions and certain further terms of the Increased Offer are set out in Appendix I to this announcement and will be set out in the Revised Offer Document, save that if the approval of the Irish Takeover Panel is not obtained for inclusion of the new condition referred to above (either in its original form or with amendments), the Increased Offer will not be subject thereto and it will not be contained in the Revised Offer Document.

The Increased Offer will also be subject to the other terms of the Original Offer (as revised in connection with the Increased Offer on the terms set out in this announcement and to be set out in the Revised Offer Document and the Revised Acceptance Documents).  The

terms of the Increased Offer will supersede those of the Original Offer, and, accordingly, the terms of the Original Offer, as set out in the Original Offer Document and the Original Acceptance Documents, will no longer be capable of acceptance from the date of despatch of the Revised Offer Document.

The Revised Offer Document and the Revised Acceptance Documents will be despatched to Elan Stockholders and, for information only, to Elan Optionholders as soon as practicable.  The Increased Offer will be governed by the laws of Ireland and will be subject to the applicable requirements of the Irish Takeover Rules, the Irish Stock Exchange, the US Exchange Act, the New York Stock Exchange and applicable laws.

Royalty Pharma is an Irish registered private limited company which has been incorporated to make the Offer.  The ultimate, indirect, owners of Royalty Pharma are RPI US Partners, LP, RPI US Partners II, LP, RPI International Partners, LP and RPI International Partners II, LP (together the “Funds”).  The Funds are limited partnerships established in the State of Delaware and the Cayman Islands.  RP Management acts as investment manager to the Funds.

Appendix II contains the bases of calculation and sources of certain information contained in this announcement.  Appendix III sets out definitions of certain terms used in this announcement.  Appendix IV sets out the calculation of the Undisturbed Elan Enterprise Value, the Original Offer Enterprise Value and the Increased Offer Enterprise Value, as calculated by Royalty Pharma. Appendix V sets out the calculation of the Fully Diluted Elan Stock Number.

This announcement is being made pursuant to Rule 2.5 of the Irish Takeover Rules.

ENQUIRIES

Royalty Pharma
Pablo Legorreta
George Lloyd
Tel: +1 212 883 2275

J.P. Morgan (financial adviser)
Henry Gosebruch (New York, Tel: +1 212 270 6000)
Dwayne Lysaght / James Mitford / Christopher Dickinson (London, Tel: +44 (0) 20 7742 4000)

BofA Merrill Lynch (financial adviser)
Philip Noblet / Peter Luck / Geoff Iles (London, Tel: +44 (0) 20 7996 1000)

Abernathy (PR adviser)
Tom Johnson / Chuck Burgess
Tel: +1 212 371 5999

Maitland (PR adviser)
Tom Buchanan
Tel: +44 (0) 20 7379 5151

Mackenzie Partners (Information Agent)
Daniel Burch ((cell) + 1 516 429 2722)
Charles A. Koons ((cell) + 1 917 545 4523)
Robert C. Marese ((cell) + 1 917 751 4085)
Tel: + 1 212 929 5500 (Collect) or +1 800 322 2885 (Toll Free)

FURTHER INFORMATION

This announcement is not intended to, and does not, constitute or form part of (1) an offer or invitation to purchase or otherwise acquire, subscribe for, tender, exchange, sell or otherwise dispose of any securities, (2) the solicitation of an offer or invitation to purchase or otherwise acquire, subscribe for, tender, exchange, sell or otherwise dispose of any securities, or (3) the solicitation of any vote or approval in any jurisdiction, pursuant to this announcement or otherwise.

The distribution of this announcement in, into, or from, certain jurisdictions other than Ireland, the United Kingdom and the United States may be restricted or affected by the laws of those jurisdictions.  Accordingly, copies of this announcement are not being, and must not be, mailed or otherwise forwarded, distributed or sent in, into, or from any such jurisdiction. Therefore persons who receive this announcement (including without limitation nominees, trustees and custodians) and are subject to the laws of any jurisdiction other than Ireland, the United Kingdom and the United States who are not resident in Ireland, the United Kingdom or the United States will need to inform themselves about, and observe any applicable restrictions or requirements. Any failure to do so may constitute a violation of the securities laws of any such jurisdiction.

Additional Notice to US Investors

This announcement is for informational purposes only and is not intended to, and does not, constitute or form part of any offer (including the Offer), invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, tender, exchange, sell or otherwise dispose of, any securities, or the solicitation of any vote or approval in any jurisdiction, nor will there be any acquisition or disposition of the securities referred to in this announcement in any jurisdiction in contravention of applicable law or regulation.

This announcement is not a substitute for the Revised Offer Document and the Revised Acceptance Documents or any other document that Royalty Pharma has filed and may file with the Securities and Exchange Commission (“SEC”) (including the Original Offer Document) in connection with the Offer.  ELAN STOCKHOLDERS ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE INCREASED OFFER.  Any such documents will be available free of charge through the website maintained by the SEC at www.sec.gov or by directing a request to any of the persons listed above.

The Offer is and will be made in the United States pursuant to the US Exchange Act subject to certain exemptive relief which has been granted in respect of the Offer by the SEC and otherwise in accordance with the requirements of the Irish Takeover Rules.  Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that may be different from those typically applicable under U.S. domestic tender offer procedures and law.  In addition, the Original Offer Document, the Revised Offer Document and any other documents relating to the Offer have been or will be prepared in accordance with the Irish Takeover Rules and Irish disclosure requirements, format and style, all of which may differ from those in the United States.

Elan is incorporated under the laws of Ireland.  Some of the directors of Elan are resident in countries other than the United States.  As a result, it may not be possible for United States holders of Elan Stock to effect service of process within the United States upon Elan or such directors of Elan or to enforce against any of them judgements of the United States predicated upon the civil liability provisions of the federal securities laws of the United States.  It may not be possible to sue Elan or its officers or directors in a non-US court for violations of US securities laws.  In addition, US holders of Elan Stock should be aware that, if Royalty Pharma elects to proceed pursuant to a scheme of arrangement (as described in the Original Offer Document and to be described in the Revised Offer Document), the federal securities laws of the United States may not be applicable.

Additional Information

Any response in relation to the Increased Offer (including any acceptance thereof) should be made only on the basis of the information contained in the Revised Offer Document, the Revised Acceptance Documents or any other document by which the Increased Offer is made.

Royalty Pharma reserves the right, with the consent of the Irish Takeover Panel to elect to implement the acquisition of Elan by way of court-approved scheme of arrangement under Section 201 of the Companies Act 1963 of Ireland.

Responsibility Statements

The directors of Royalty Pharma accept responsibility for the information contained in this announcement, save that the only responsibility accepted by the directors of Royalty Pharma in respect of the information in this announcement relating to Elan, the Elan Group, the Board of Elan and the persons connected with them, which has been compiled from published sources, has been to ensure that such information has been correctly and fairly reproduced or presented (and no steps have been taken by the directors of Royalty Pharma to verify this information). To the best of the knowledge and belief of the directors of Royalty Pharma (having taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The managing member of RP Management accepts responsibility for the information contained in this announcement, save that the only responsibility accepted by the managing member of RP Management in respect of the information in this announcement relating to Elan, the Elan Group, the Board of Elan and the persons connected with them, which has been compiled from published sources, has been to ensure that such information has been correctly and fairly reproduced or presented (and no steps have been taken by the managing member of RP Management to verify this information). To the best of the knowledge and belief of the managing member of RP Management (having taken all reasonable care to ensure that such is the case), the information contained in this announcement for which he accepts responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

J.P. Morgan, together with its affiliate J.P. Morgan Cazenove (which is authorised and regulated by the Financial Conduct Authority in the United Kingdom), is acting exclusively for Royalty Pharma and RP Management in connection with the matters described in this announcement and for no one else, and is not, and will not be, responsible to anyone other than Royalty Pharma and RP Management for providing the protections afforded to clients of J.P. Morgan or its affiliates, or for providing advice in relation to the Increased Offer or any other matters referred to in this announcement.

BofA Merrill Lynch, together with its affiliate Merrill Lynch International (which is authorised and regulated by the Financial Conduct Authority in the United Kingdom), is acting exclusively for Royalty Pharma and RP Management in connection with the matters described in this announcement and for no one else, and is not, and will not be, responsible to anyone other than Royalty Pharma and RP Management for providing the protections afforded to clients of BofA Merrill Lynch or its affiliates or for providing advice in relation to the Increased Offer or any other matters referred to in this announcement.

Groton Partners is acting exclusively for Royalty Pharma and RP Management in connection with the matters described in this announcement and for no one else, and is not, and will not be, responsible to anyone other than Royalty Pharma and RP Management for providing the protections afforded to its clients or for providing advice in relation to the Increased Offer or any other matters referred to in this announcement.

Forward-looking Statements

This announcement may include certain “forward looking statements” with respect to the business, strategy and plans of Royalty Pharma and its expectations relating to the Increased Offer and Elan’s future financial condition and performance. Statements that are not historical facts, including statements about Elan or Royalty Pharma or Royalty Pharma’s belief and expectation, are forward looking statements. Words such as “believes”, “anticipates”, “estimates”, “expects”, “intends”, “aims”, “potential”, “will”, “would”, “could”, “considered”, “likely”, and variations of these words and similar future or conditional expressions are intended to identify forward looking statements but are not the exclusive means of identifying such statements. By their nature, forward looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur.

Examples of such forward looking statements include, but are not limited to, statements about expected benefits and risks associated with the Increased Offer; projections or expectations of profit attributable to shareholders; anticipated provisions or write-downs, economic profit, dividends, capital structure or any other financial items or ratios; statements of plans, objectives or goals of Elan, the Elan Group, RP Management or Royalty Pharma following the Increased Offer; statements about the future trends in interest rates, liquidity, foreign exchange rates, stock market levels and demographic trends and any impact that those matters may have on Elan, the Elan Group, RP Management or Royalty Pharma following the Increased Offer; statements concerning any future Irish, US or other economic environment or performance; statements about strategic goals, competition, regulation, regulatory approvals, dispositions and consolidation or technological or regulatory developments; and statements of assumptions underlying such statements.

Forward looking statements only speak as of the date on which they are made, and the events discussed in this announcement may not occur. Subject to compliance with applicable law and regulation, Royalty Pharma is not under any obligation to update publicly or revise forward looking statements, whether as a result of new information, future events or otherwise.

Rule 8 – Dealing Disclosure Requirements

Under the provisions of Rule 8.3 of the Irish Takeover Rules, if any person is, or becomes, “interested” (directly or indirectly) in 1% or more of any class of “relevant securities” of Elan, all “dealings” in any “relevant securities” of Elan (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by not later than 3.30 pm (Irish time) on the “business day” following the date of the relevant transaction. This requirement will continue until the date on which the Increased Offer becomes or is declared unconditional as to acceptances or lapses or is otherwise withdrawn or on which the Offer Period otherwise ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an “interest” in “relevant securities” of Elan, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

Under the provisions of Rule 8.1 of the Irish Takeover Rules, all “dealings” in “relevant securities” of Elan by Elan or Royalty Pharma, or by any of their respective “associates” must also be disclosed by no later than 12 noon (Irish time) on the ”business day” following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can be found on the Irish Takeover Panel’s website.

If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 (0)1 678 9020; fax number +353 (0)1 678 9289.

No Profit Forecast / Asset Valuations

No statement in this announcement constitutes a profit forecast for any period, nor should any statement be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Royalty Pharma, RP Management or Elan as appropriate. No statement in this announcement constitutes an asset valuation.

APPENDIX I

CONDITIONS TO AND CERTAIN FURTHER TERMS OF THE INCREASED OFFER

Conditions of the Increased Offer

The Increased Offer will comply with the Irish Takeover Rules and applicable US tender offer rules (subject to certain exemptive relief which has been granted in respect of the Offer by the SEC) and will be subject to the terms and conditions set out in the Revised Offer Document and the Revised Acceptance Documents. The Increased Offer will be governed by the laws of Ireland and will be subject to the jurisdiction of the courts of Ireland and the United States.

The Increased Offer will be subject to the following conditions:

Acceptance Condition

(a)
valid acceptances being received (and not, where permitted, withdrawn) by not later than 1:00 p.m. (Irish time) / 8:00 a.m. (New York City time) on the Extended Closing Date (or such later time(s) and/or date(s) as Royalty Pharma may: (i) with the consent of the Irish Takeover Panel (to the extent required) or in accordance with the Irish Takeover Rules; and (ii) subject to the US tender offer rules (subject to certain exemptive relief which has been granted in respect of the Offer by the SEC), determine) in respect of Elan Shares Affected representing not less than 90% (or such lower percentage as Royalty Pharma may decide) in nominal value of the Maximum Elan Shares Affected, which carry, or if allotted and issued, or re-issued from treasury would carry, not less than 90% (or such lower percentage as Royalty Pharma may decide) of the voting rights attaching to the Maximum Elan Shares Affected, provided that this condition shall not be satisfied unless Royalty Pharma shall have acquired or agreed to acquire (whether pursuant to the Increased Offer or otherwise) Elan Shares (including Elan Shares represented by Elan ADSs) carrying in aggregate more than 50% of the voting rights then exercisable at a general meeting of Elan, including for this purpose (except to the extent otherwise agreed with the Irish Takeover Panel) any such voting rights attaching to Elan Shares (including Elan Shares represented by Elan ADSs) that are unconditionally allotted or issued before the Increased Offer becomes or is declared unconditional as to acceptances whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise, and provided that unless Royalty Pharma otherwise determines, this condition (a) shall be capable of being satisfied, or being treated as satisfied, only at the time when all of the other conditions (b) to (x) inclusive, shall have been satisfied, fulfilled or, to the extent permitted, waived;

For the purposes of the conditions in this Appendix I:

(i)	Elan Shares (including Elan Shares represented by Elan ADSs) which have been unconditionally allotted shall be deemed to carry the voting rights they will carry upon issue; and

(ii)	the expression “Elan Shares Affected” shall mean:

(A)
Elan Shares (including Elan Shares represented by Elan ADSs) which have been issued or unconditionally allotted on, or before, 2 May 2013 but excluding any such Elan Shares which are cancelled after 2 May 2013 or which are held, or become held, as treasury shares; and

(B)
Elan Shares (including Elan Shares represented by Elan ADSs) which have been issued or unconditionally allotted after 2 May 2013 but before the time at which the Increased Offer closes, or such earlier date as Royalty Pharma may, subject to the Irish Takeover Rules, decide (not being earlier than the date on which the Increased Offer becomes unconditional as to acceptances or, if later, the Extended Closing Date), but excluding any such Elan Shares which are cancelled after 2 May 2013 or which are held, or become held, as treasury shares; and

(C)
Elan Shares which have been re-issued from treasury after 2 May 2013 but before the time at which the Increased Offer closes, or such earlier date as Royalty Pharma may, subject to the Irish Takeover Rules, decide (not being earlier than the date on which the Increased Offer becomes unconditional as to acceptances or, if later, the Extended Closing Date), other than Elan Shares in the beneficial ownership of Royalty Pharma on 2 May 2013;

(iii)	the expression “Maximum Elan Shares Affected” shall mean, at a relevant date of determination, the aggregate of:

(A)	the total number of Elan Shares Affected; and

(B)
the maximum number (or such lesser number as Royalty Pharma may decide) of Elan Shares (including Elan Shares represented by Elan ADSs) which are required, or may be required, to be allotted and/or issued and/or re-issued from treasury pursuant to the exercise of outstanding subscription, conversion or other rights (including rights granted under the Employee Share Plans), disregarding the terms on which any such rights may be exercised (including any restrictions thereon), and irrespective of whether such rights have been granted on, before, or after, the date on which the Increased Offer is made.

Tysabri, Tysabri Royalty and the Tysabri Transaction

(b)
no member of the Elan Group having implemented, authorised, proposed or announced its intention to implement, authorise or propose (i) any sale or disposal of an interest in the Tysabri Royalty, (ii) the creation of any Encumbrance over or in respect of the Tysabri Royalty or (iii) any amendment of the terms of the Tysabri Royalty;

(c)
no breach or alleged breach of the terms of the Tysabri Transaction Agreement (including without limitation the Tysabri Royalty) by any of the parties to the Tysabri Transaction Agreement having occurred, and no termination or notice of an intention to terminate or threat to terminate the Tysabri Transaction Agreement (including without limitation the Tysabri Royalty) having occurred or been served or received by a member of the Elan Group;

(d)
Elan’s deferred tax assets continuing to be available to offset in full any taxable income arising in connection with the receipt of the Tysabri Consideration (as detailed and confirmed in the Form 20- F issued by Elan on 12 February 2013);

(e)
all Regulatory Approvals remaining in place and no revocation, withdrawal, suspension, cancellation, limitation, termination or material modification of any Regulatory Approval having occurred which, in any case, results or could result in the financial trading position or prospects of a member of the Elan Group being materially prejudiced or adversely affected;

The Increased Offer is being made on the basis that, as and when the Increased Offer becomes unconditional in all respects, the principal assets of the Elan Group will be the Elan Cash Assets and the Tysabri Royalty. Royalty Pharma regards any breach of conditions (b), (c) and (e) to be material in the context of the Increased Offer.

Without prejudice to the terms hereof or its rights under Rule 21 of the Irish Takeover Rules, Royalty Pharma considers any breach of condition (d) to be material in the context of the Increased Offer if the consequence is that any member of the Elan Group may incur liabilities or otherwise be required to make aggregate payments after the date of the Firm Announcement of more than US$10,000,000 (ten million dollars).

Share Buyback, the Dutch Auction, Reduction, Redemption, Dividends etc

(f)
except pursuant to the Dutch Auction (and then only on the terms contained in the Dutch Auction Circular save to the extent amended or varied by Permitted Amendments as defined in condition (h) below), no member of the Elan Group having, after the date of the Firm Announcement, purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its shares or other securities (or the equivalent) or any shares or other securities (or the equivalent) of Elan or any other member of the Elan Group or reduced or made any other change to any part of its share capital;

(g)
no member of the Elan Group having, after the date of the Firm Announcement, recommended, declared, paid, or made, or proposed to recommend, declare, pay or make, any bonus issue, dividend or other distribution (whether in cash or otherwise) other than bonus issues of shares, dividends or other distributions lawfully paid or made to another member of the Elan Group;

Royalty Pharma considers any breach of conditions (f) and (g) to be material in the context of the Increased Offer if the consequence is that any member of the Elan Group may be required to make aggregate payments after the date of the Firm Announcement of more than US$10,000,000 (ten million dollars).

(h)
(i) there being no amendments made, announced or proposed to the terms and conditions of the Dutch Auction as set out in the Dutch Auction Circular (and, in particular, that the date on which completion of the Dutch Auction is to occur is not extended to a date which is more than 25 days after 2 May 2013), save for Permitted Amendments, and (ii) Elan redeeming, in full, the 2019 Notes on, or before, 3 May 2013. “Permitted Amendments” are: (1) amendments to the Price Range (as that term is defined and used in the Dutch Auction Circular); and/or (2) amendments to increase the number of Elan Shares (including those represented by Elan ADSs) which may be acquired under the terms of the Dutch Auction, provided that such amendments, or any of them do not, and will not result, in the aggregate maximum amount to be paid by, or on behalf of, the Elan Group in connection with the Dutch Auction (including expenses) exceeding US$3,000,000,000 (three billion dollars).

Save for Permitted Amendments, it is a fundamental term and condition of the Increased Offer that there are no amendments or variations to the terms of the Dutch Auction after the date of the Firm Announcement and that the 2019 Notes are redeemed, in full, on, or before, 3 May 2013.

Acquisitions, Disposals, Joint Ventures, Mergers and Similar Transactions

(i)	save for (i) transactions between two or more members of the Elan Group and (ii) the Tysabri Transaction, since 12 February 2013, no member of the Elan Group having implemented,

authorised, proposed or announced its intention to implement, authorise or propose any merger, demerger, joint venture, partnership, collaboration, reconstruction, amalgamation, consolidation, scheme, acquisition or disposal of any operations, assets, undertaking, body corporate or partnership (or any interest therein) or the creation of any Encumbrance over any operations or assets;

The Increased Offer is being made on the basis that, as and when the Increased Offer becomes unconditional in all respects, the principal assets of the Elan Group will be the Elan Cash Assets and the Tysabri Royalty. Royalty Pharma regards any breach of condition (i) to be material in the context of the Increased Offer.

Frustrating Actions (within the meaning of Rule 21 of the Irish Takeover Rules)

(j)
no passing of any resolution at a shareholder meeting of Elan to approve any action, possible action, contract, sale, disposal, or acquisition for the purposes of Rules 21(a)(i) or (iii) of the Irish Takeover Rules;

(k)
no member of the Elan Group having taken, committed to take or announced that it intends to take or may take any action or commit to take any action which the Irish Takeover Panel determines is or would be frustrating action for the purposes of, or within the meaning of, Rule 21 of the Irish Takeover Rules;

The Increased Offer is being made on the basis that, as and when the Increased Offer becomes unconditional in all respects, the principal assets of the Elan Group will be the Elan Cash Assets and the Tysabri Royalty. Royalty Pharma regards any breach of conditions (j) and (k) to be material in the context of the Increased Offer.

European Merger Regulation

(l)
to the extent that the Increased Offer or its implementation would give rise to a concentration with a Community dimension within the scope of Council Regulation (EC) No 139/2004 (the “Regulation”) or otherwise would give rise to a concentration that is subject to the Regulation, the European Commission deciding that the concentration is compatible with the common market pursuant to Article 6(1)(b) of the Regulation before the latest time the Increased Offer may become or be declared unconditional as to acceptances in accordance with the Irish Takeover Rules and the terms or conditions to which any such decision is or may be subject being acceptable to Royalty Pharma in its sole discretion;

Irish Competition Act

(m)	to the extent that Part 3 of the Competition Act is applicable to the Increased Offer or its implementation:

(i)	the Competition Authority, in accordance with Section 21(2)(a) of the Competition Act, having informed Royalty Pharma that the Increased Offer may be put into effect; or

(ii)
the period specified in Section 21(2) of the Competition Act having elapsed without the Competition Authority having informed Royalty Pharma of the determination (if any) which it has made under Section 21(2) of the Competition Act; or

(iii)	the Competition Authority, in accordance with Section 22(4) of the Competition Act, having furnished to Royalty Pharma a copy of its determination (if any), in accordance with Section 22(3)(a) of the Competition Act, that the Increased Offer may be put into effect; or

(iv)
the Competition Authority, in accordance with Section 22(4) of the Competition Act, having furnished to Royalty Pharma a copy of its determination (if any), in accordance with Section 22(3)(c) of the Competition Act, that the Increased Offer may be put into effect subject to conditions specified by the Competition Authority being complied with, and such conditions being acceptable to Royalty Pharma; or

(v)
the period of four months after the appropriate date (as defined in Section 19(6)) of the Competition Act) having elapsed without the Competition Authority having made a determination under Section 22(3) of the Competition Act in relation to the Increased Offer, in each case prior to the latest time the Increased Offer may become or be declared unconditional as to acceptances in accordance with the Irish Takeover Rules;

US Hart-Scott-Rodino Clearance

(n)
to the extent applicable to the Increased Offer or its implementation, all notifications and filings, where necessary, having been made and all applicable waiting periods (including any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, of the United States and the rules and regulations thereunder having been terminated or having expired (in each case in connection with the Increased Offer) prior to the latest time the Increased Offer may become or be declared unconditional as to acceptances in accordance with the Irish Takeover Rules;

General Regulatory and Anti-trust/Competition

(o)
no central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory, administrative, investigative or fiscal body, court, agency, association, institution, department or bureau including any anti-trust or merger control authorities, regulatory body, court, tribunal, environmental body, employee representative body, any analogous body whatsoever or tribunal in any jurisdiction or any person including, without limitation, a member of the Elan Group (each a “Third Party”) having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or having made, proposed or enacted any statute, regulation, decision, order or change to published practice or having done or decided to do anything, in each case which would or would reasonably be expected to:

(i)
make the Increased Offer or its implementation, or the acquisition or the proposed acquisition by Royalty Pharma of the Elan Shares Affected, or control of Elan or any of the assets of the Elan Group (including without limitation the Tysabri Royalty) by Royalty Pharma void, illegal or unenforceable under the laws of any relevant jurisdiction or otherwise, directly or indirectly, restrain, revoke, prohibit, materially restrict or materially delay the same or impose additional or different conditions or obligations with respect thereto, or otherwise challenge or interfere therewith or require amendment of the Increased Offer;

(ii)
result in a material delay in the ability of Royalty Pharma, or render Royalty Pharma unable, to acquire some or all of the Elan Shares Affected or require a divestiture by Royalty Pharma of any Elan Stock;

(iii)
require the divestiture by any member of the Wider Elan Group of all or any portion of their respective businesses, assets (including, without limitation, the shares or securities of any other member of the Elan Group and/or any interest in the Tysabri Royalty) or property or impose any material limitation on the ability of any of them to conduct their respective businesses (or any of them) or own, control or manage their respective assets or properties or any part thereof;

(iv)
impose any limitation on or result in a delay in the ability of Royalty Pharma to acquire, or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership of the Elan Shares Affected, or to exercise voting or management control over Elan or any subsidiary or subsidiary undertaking of Elan which is material in the context of the Elan Group taken as a whole (a “Material Subsidiary”) or on the ability of any member of the Elan Group to hold or exercise effectively, directly or indirectly, any rights of ownership of shares or other securities (or the equivalent) in, or to exercise rights of voting or management control over, any member of the Elan Group to the extent that Elan has such ownership, voting or management control rights;

(v)
require Royalty Pharma or any member of the Elan Group to acquire or offer to acquire any shares or other securities (or the equivalent) in, or any interest in any asset owned by, any member of the Elan Group or any third party;

(vi)
impose any limitation on the ability of any member of the Elan Group to integrate or co- ordinate its business or assets (including without limitation in respect of the Tysabri Royalty), or any part of it, with all or any part of the businesses of any member of the Elan Group;

(vii)	cause any member of the Wider Elan Group to cease to be entitled to any Authorisation (as defined in condition (p) below) used by it in the carrying on of its business; or

(viii)
otherwise adversely affect the business, profits, assets (including without limitation the interest in Tysabri and/or the Tysabri Royalty), liabilities, financial or trading position of any member of the Elan Group;

Notifications, waiting periods and Authorisations

(p)
all necessary or appropriate notifications and filings having been made and all necessary or appropriate waiting and other time periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or having been terminated (as appropriate) and all statutory or regulatory obligations in any jurisdiction having being complied with in each case in connection with the Increased Offer or its implementation and all necessary, desirable or appropriate Regulatory Approvals, authorisations, orders, recognitions, grants, consents, clearances, confirmations, licences, permissions and approvals in any jurisdiction (“Authorisations”) having been obtained on terms and in a form reasonably satisfactory to Royalty Pharma from all appropriate Third Parties or (without prejudice to the generality of the foregoing) from any person or bodies with whom any member of the Wider Elan Group has entered into contractual arrangements and, all such necessary, desirable or appropriate Authorisations remaining in full force and effect at the time at which the Increased Offer becomes otherwise wholly unconditional and there being no notice or intimation of an intention to revoke, suspend, restrict or vary or not to renew the same at the time at which the Increased Offer becomes otherwise unconditional and all necessary statutory or regulatory obligations in any such jurisdiction having been complied with;

(q)
all applicable waiting periods and any other time periods (including any extension thereof) during which any Third Party could, in respect of the Increased Offer or the acquisition or proposed acquisition of any Elan Shares Affected by Royalty Pharma, institute, implement or threaten any action, proceedings, suit, investigation, enquiry or reference or take any other step under the laws of any jurisdiction having expired, lapsed or been terminated;

Certain matters arising as a result of any arrangement, agreement etc

(r)
save as publicly announced by Elan prior to the date of the Firm Announcement, there being no provision of any arrangement, agreement, licence, permit, franchise, facility, lease or other instrument to which any member of the Wider Elan Group is a party or by or to which any such member or any of its respective assets may be bound, entitled or be subject and which, in consequence of the Increased Offer or the acquisition or proposed acquisition by Royalty Pharma of the Elan Shares Affected or because of a change in the control of Elan or otherwise, would or would be reasonably expected to result in (except where, in any of the following cases, the consequences thereof would not be material (in value terms or otherwise) in the context of the Elan Group taken as whole):

(i)
any monies borrowed by, or any indebtedness or liability (actual or contingent) of, or any grant available to any member of the Elan Group becoming, or becoming capable of being declared, repayable immediately or prior to their or its stated maturity or repayment date or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited under any existing facility or loan agreement;

(ii)
the creation or enforcement of any mortgage, charge or other security interest wherever existing or having arisen over the whole or any part of the business, property or assets of any member of the Elan Group or any such mortgage, charge or other security interest (whenever created, arising or having arisen) becoming enforceable;

(iii)
any such arrangement, agreement, licence, permit, franchise, facility, lease or other instrument or the rights, liabilities, obligations or interests of any member of the Elan Group thereunder or the business of any such member with, any persons, firms or body (or any agreement or arrangement relating to any such arrangement or bonus) being or becoming capable of being terminated or adversely modified or affected or any adverse action being taken or any obligation or liability arising thereunder;

(iv)
any assets or interests of, or any asset the use of which is enjoyed by, any member of the Elan Group being or falling to be disposed of or charged, or ceasing to be available to any member of the Elan Group or any right arising under which any such asset or interest would be required to be disposed of or charged or would cease to be available to any member of the Elan Group;

(v)	the value of, or financial or trading position of any member of the Elan Group being prejudiced or adversely affected;

(vi)	the creation or acceleration of any liability or liabilities (actual or contingent) by any member of the Elan Group; or

(vii)	any liability of any member of the Elan Group to make any severance, termination, bonus or other payment to any of its directors or other officers or advisers,

and no event having occurred which might result in any events or circumstances as are referred to in this condition (r) (i)-(vii);

Certain Events occurring since 12 February 2013

(s)	save as publicly announced by Elan prior to the date of the Firm Announcement, no member of the Elan Group having, since 12 February 2013:

(i)
issued or agreed to issue, or authorized or proposed the issue of, additional shares of any class, or securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible or exchangeable securities or issued or transferred, or agreed, authorized or proposed the re-issue of any shares from treasury;

(ii)
save for transactions between two or more members of the Elan Group made or proposed, or announced an intention to propose or make, any change or amendment in its loan capital or any loan notes issued by a member of the Elan Group to a person who is not a member of the Elan Group;

(iii)
except in the ordinary and usual course of business, entered into or materially improved, or made any offer (which remains open for acceptance) to enter into or materially improve, the terms of any employment contract, commitment or arrangement with any director of Elan or any person occupying one of the senior executive positions in the Elan Group;

(iv)
issued, authorised or proposed to make, or made, any change or amendment to any loan capital or debentures or (save in the ordinary course of business and save for transactions between two or more members of the Elan Group) incurred any indebtedness or contingent liability or (save in respect of the 2019 Notes) repaid, repurchased or redeemed any indebtedness, loan capital, debenture or other liability or obligation;

(v)
entered into or varied or authorised, proposed or announced its intention to enter into or vary the terms of any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which is or could be materially restrictive on the business of any member of the Elan Group;

(vi)
entered into or varied or authorised, proposed or announced its intention to enter into or vary the terms of any contract, transaction or arrangement (including without limitation any contract, transaction or arrangement with a member of the Biogen Group) otherwise than in the ordinary and usual course of business;

(vii)	waived or compromised any claim which would be material (in value terms or otherwise) in the context of the Elan Group taken as a whole;

(viii)
been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased to carry on all or a substantial part of any business;

(ix)
taken or proposed any steps, any corporate action or had any legal proceedings instituted or threatened against it in respect of its winding-up, dissolution, examination or reorganisation or for the appointment of a receiver, examiner, administrator, administrative receiver, trustee or similar officer of all or any part of its assets or revenues, or any analogous proceedings in any jurisdiction;

(x)
proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any employee of the Wider Elan Group;

(xi)	made any alteration to its memorandum or articles of association or other incorporation documents;

(xii)
made or agreed or consented to any significant change to the terms of the trust deeds constituting the pension schemes established for its directors and/or employees and/or their dependants or to the benefits which accrue, or to the pensions which are payable thereunder, or to the basis on which qualification therefore or accrual or entitlement to such benefits or pensions are calculated or determined, or made or agreed or consented to any change to the trustees involving the appointment of a trust corporation; or

(xiii)
entered into any agreement, contract, scheme, arrangement or commitment or passed any resolution or made any offer with respect to, or announced an intention to, or to propose to effect any of the transactions, matters or events set out in this condition;

No adverse change, litigation, regulatory enquiry or similar

(t)           since 12 February 2013:

(i)
there not having arisen any adverse change or deterioration, or circumstances which could result, in the business, assets, financial or trading position or profits of Elan or any member of the Elan Group being adversely affected;

(ii)
there not having arisen any adverse change or deterioration in the business, assets, financial or trading position or profits of Biogen or any member of the Biogen Group which in any case results or could result in the financial, trading position or projects of the Elan Group being adversely affected;

(iii)	there not having occurred any event, change, fact, condition, circumstance or occurrence that has had or would reasonably be expected to have a material adverse effect on the Tysabri Royalty;

(iv)
no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider Elan Group is or would reasonably be expected to become a party (whether as plaintiff or defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the Wider Elan Group having been threatened, announced, instituted or remaining outstanding by, against or in respect of any member of the Wider Elan Group;

(v)	no steps having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any licence, consent, permit or authorisation held by any member of the Wider Elan Group which is necessary for the proper carrying on of its business; and

(vi)	no contingent or other liability existing or having arisen or being apparent to Royalty Pharma which would reasonably be expected to affect adversely any member of the Elan Group;

No discovery of certain matters regarding information, liabilities and environmental matters

(u)
Royalty Pharma not having discovered that any financial, business or other publicly disclosed information concerning the Elan Group, the Tysabri Transaction or the Tysabri Royalty is materially misleading, contains a material misrepresentation of fact or omits to state a fact necessary to make the information contained therein not materially misleading;

(v)	Royalty Pharma not having discovered that any member of the Elan Group is subject to any liability, contingent or otherwise, which is not disclosed in the Elan Annual Report and Accounts;

(w)	save as publicly announced by Elan, since 12 February 2013, Royalty Pharma not having discovered:

(i)
in relation to any release, storage, carriage, leak, emission, discharge or disposal of any waste or hazardous substance or any other substance reasonably likely to impact the environment or any other fact or circumstance which has caused or would reasonably be expected to impair the environment or harm human health, that any past or present member of the Elan Group or, in connection with Tysabri any member of the Biogen Group, has acted in violation of any laws, statutes, regulation, notices or other legal or regulatory requirements of any Third Party;

(ii)
that there is, or would reasonably be expected to be, any liability, whether actual or contingent, or requirement to make good, remediate, repair, reinstate or clean up any property or asset now or previously owned, occupied or made use of by any past or present member of the Elan Group (or on its behalf) or any other property or asset under any environmental legislation, regulation, notice, circular, order or other lawful requirement of any relevant authority (whether by formal notice or order or not) or Third Party or otherwise; and

(iii)
that circumstances exist (whether as a result of the making of the Increased Offer or otherwise) which would reasonably be expected to result in any actual or contingent liability (as a result of an environmental audit or otherwise) to any member of the Elan Group under any applicable legislation referred to in sub-paragraph t(i) and t(ii) and (n)(ii) above to improve or modify existing or install new plant, machinery or equipment or to carry out any changes in the processes currently carried out; and

(x)
(i) the Elan Board recommending that the Theravance Transaction is approved by Elan Stockholders at the Elan EGM; (ii) having made such recommendation, the Elan Board not withdrawing, modifying or altering that recommendation without the consent of Theravance; and/or (iii) Elan otherwise not taking any action, or failing to take any action, that results, or could reasonably be expected to result, in an actual or contingent liability to Elan under the Theravance Agreement.

Royalty Pharma considers any breach of condition (x) to be material in the context of the Increased Offer if the consequence is that any member of the Elan Group may be required to make aggregate payments after the date of this announcement of more than US$10,000,000 (ten million dollars).

If the approval of the Irish Takeover Panel is not obtained for inclusion of condition (x) as a condition to the Increased Offer (either in its original form or with amendments), the Increased Offer will not be subject thereto and it will not be contained in the Revised Offer Document.

For the purposes of the conditions set out above in this Appendix I:

“Biogen” means Biogen Idec Inc.;

“Biogen Group” means Biogen and its subsidiaries and subsidiary undertakings and Biogen International, and “member of the Biogen Group” means any one of them;

 “Biogen International” means Biogen Idec International Holdings Ltd, an affiliate of Biogen;

“Competition Act” means the Competition Act 2002 of Ireland, as amended by the Competition (Amendment) Act 2006 of Ireland and the Competition (Amendment) Act 2012 of Ireland;

“Competition Authority” means the Irish Competition Authority as referred to in section 29 of the Competition Act;

“Elan Group” means Elan and its subsidiaries and subsidiary undertakings, and “member of the Elan Group” means any one of them;

“Extended Closing Date” means 1:00 p.m. (Irish time) / 8:00 a.m. (New York City time) on the date fixed by Royalty Pharma as the extended closing date of the Increased Offer (or such later time(s) and/or date(s) as Royalty Pharma may: (i) with the consent of the Irish Takeover Panel (to the extent required) or in accordance with the Irish Takeover Rules; and (ii) subject to the US tender offer rules (subject to certain exemptive relief which has been granted in respect of the Offer by the SEC), determine as the closing date for acceptance of the Increased Offer, in which case the term “Extended Closing Date” shall mean the latest time and date on which the Increased Offer, as extended by Royalty Pharma, may be accepted or, if earlier, the date on which the Increased Offer becomes or is declared unconditional in all respects);

“Extended Offer Period” means the period from the date of the Original Offer Document to and including the Extended Closing Date;

“parent undertaking”, “subsidiary undertaking”, “associated undertaking” and “undertaking” have the meanings given by the European Communities (Companies: Group Accounts) Regulations 1992 of Ireland;

“subsidiary” and “holding company” have the meaning given by Section 155 of the Companies Act 1963 of Ireland, as amended; and

“Wider Elan Group” means Elan, any member of the Elan Group and associated companies (including any joint venture, partnership, firm or company or undertaking in which any member of the Elan Group (aggregating their interests) is interested) or any company in which any such member has a substantial interest and any member of the Biogen Group.

The Increased Offer will lapse unless all of the conditions set out above in this Appendix I have been fulfilled or (if capable of waiver) waived or, where appropriate, have been determined by Royalty Pharma to be or to remain satisfied by 1:00pm (Irish time) / 8:00am (New York City time) on the Extended Closing Date.

Unless Royalty Pharma otherwise determines, condition (a) shall be capable of being satisfied, or being treated as satisfied, only at the time when all of the other conditions (b) to (x) inclusive, shall have been satisfied, fulfilled or, to the extent permitted, waived. Royalty Pharma reserves the right to waive in whole or in part all or any of conditions (b) to (x) (excluding conditions (l) to (n) to the extent applicable to the Increased Offer or its implementation). Royalty Pharma shall not be obliged to waive (if capable of waiver) or treat as satisfied any condition by a date earlier than the latest time and date for the fulfilment of all conditions referred to in the previous paragraph, notwithstanding that any other condition of the Increased Offer may at such earlier date have been waived or fulfilled or that there are at such earlier dates no circumstances indicating that the relevant condition may not be capable of fulfilment.

To the extent that the Increased Offer or its implementation would give rise to a concentration with a Community dimension within the scope of the Regulation or would otherwise give rise to a concentration that is subject to the Regulation, the Increased Offer shall lapse if the European Commission notifies Royalty Pharma of its decision to initiate proceedings in respect of that concentration under Article 6(1)(c) of the Regulation or to refer that concentration to a competent authority of an EEA member state under Article 9(1) of the Regulation before the Extended Closing Date or the date when the Increased Offer becomes or is declared unconditional as to acceptances, whichever is the later.

In the event that the Increased Offer lapses in any circumstances, the Increased Offer will cease to be capable of further acceptance and Royalty Pharma and accepting Elan Stockholders will thereupon cease to be bound by prior acceptances.

If Royalty Pharma is required to make an offer for Elan Shares under the provisions of Rule 9 of the Irish Takeover Rules, Royalty Pharma may make such alterations to any of the above conditions as are necessary to comply with the provisions of that rule.

Royalty Pharma reserves the right, with the consent of the Irish Takeover Panel, to elect to implement the acquisition of the Elan Shares (including Elan Shares represented by Elan ADSs) by way of a scheme of arrangement under Section 201 of the Companies Act 1963 of Ireland, as amended. In such event, the scheme of arrangement will be implemented on the same terms (subject to appropriate amendments), so far as applicable, as those which would apply to the Increased Offer. In particular, the condition at (a) will not apply and the scheme of arrangement will become effective and binding on the following:

(i)
approval at a court meeting or any separate class meeting, if applicable, which may be required by the court, (or any adjournment thereof) by a majority in number of the holders of Elan Shares present and voting, either in person or by proxy, representing 75% or more in value of the Elan Shares held by such holders;

(ii)
the resolutions required to approve and implement the scheme of arrangement and any related reduction of capital and amendments to Elan’s memorandum and articles of association, to be set out in a notice of extraordinary general meeting of the holders of the Elan Shares, being passed by the requisite majority at such extraordinary general meeting;

(iii)
the sanction of the scheme of arrangement and confirmation of any reduction of capital involved therein by the court (in both cases with or without modifications, on terms reasonably acceptable to Royalty Pharma); and

(iv)
office copies of the orders of the court sanctioning the scheme of arrangement and confirming the reduction of capital involved therein and the minute required by Section 75 of the Companies Act 1963 of Ireland, as amended in respect of the reduction of capital being delivered for registration to the Registrar of Companies in Ireland and the orders and minute confirming the reduction of capital involved in the scheme of arrangement being registered by the Registrar of Companies in Ireland.

APPENDIX II

BASES OF CALCULATION AND SOURCES OF INFORMATION

Unless otherwise stated, in this announcement:

(i)
save where otherwise stated, financial and other information concerning Elan, Royalty Pharma, RP Management, Theravance and Biogen has been extracted from published sources or from unaudited financial results for the year ended 31 December 2012 of entities of which RP Management acts as investment manager;

(ii)
Elan’s issued and to be issued share capital is based upon 510,335,880 Elan Shares in issue as at 10 May 2013 as disclosed by Elan in its Regulatory Information Service announcement made on 13 May 2013 pursuant to its obligations under Rule 10.2 of the Irish Takeover Rules and 20,492,926 Elan Shares that could be issued to satisfy the exercise and vesting of options and restricted stock units under the Employee Share Plans (assuming exercise and vesting of such options and restricted stock units) as of 18 April 2013 as disclosed by Elan on 23 April 2013 pursuant to its obligations under Rule 10.2 of the Irish Takeover Rules;

(iii)	the US Closing Prices of the Elan ADSs are derived from Factset for each of the relevant dates;

(iv)
the Theravance market capitalization as at 10 May 2013 is based on a share price of US$34.94 derived from Factset and 99,453,571 shares outstanding (sourced from the Theravance Form 10-Q filed on 1 May 2013);

(v)	Prothena Corporation Plc Form 3 announcement filed on 28 December 2012;

(vi)	Biogen’s presentation made to investors on 6 February 2013 following the announcement of the Tysabri Transaction;

(vii)	Alkermes plc (ALKS) 13-D SEC filing on 6 February 2013;

(viii)	Biogen Idec 8-K (Asset Purchase Agreement) dated 12 February 2013;

(ix)	Theravance press release dated 13 May 2013;

(x)	values stated throughout this announcement have been rounded and are stated to the given number of decimal places;

(xi)	a copy of the Theravance Agreement (included as an exhibit to Elan’s report on Form 6K filed with the SEC on 17 May 2013); and

(xii)
Elan press releases dated 6 February 2013, 4 March 2013, 2 April 2013, 3 April 2013, 10 April 2013, 12 April 2013, 15 April 2013, 18 April 2013, 22 April 2013, 24 April 2013, 25 April 2013, 13 May 2013 and 15 May 2013.

APPENDIX III

DEFINITIONS

The following definitions apply throughout this announcement unless the context otherwise requires:

“2019 Notes”	the 6.25% senior fixed rate notes due 2019 and issued by Elan;
“Acceptance Condition”	means the condition set out in paragraph (a) of Part A of Appendix I to this announcement and to be set out in the Revised Offer Document;
“Acceptance Threshold”	means the percentage of the Maximum Elan Shares Affected in respect of which acceptances are required to fulfil the Acceptance Condition;
“Adjusted Undisturbed Elan Stock Price”	means US$9.91, being the Undisturbed Elan Stock Price of US$10.35 adjusted to reflect the impact of the Dutch Auction and the costs associated with redeeming the 2019 Notes1;
“ADS Depository”	means Citibank N.A., as depository under the Deposit Agreement;
“Biogen”	Biogen Idec Inc.;
“Biogen International”	Biogen Idec International Holding Ltd, an affiliate of Biogen;
“Biogen Group”	Biogen and its subsidiaries and subsidiary undertakings and Biogen International, and “member of the Biogen Group” means any one of them;
“Board of Elan” or “Elan Board”	the board of directors of Elan;
“BofA Merrill Lynch”
means Merrill Lynch, Pierce, Fenner & Smith Incorporated (in its capacity as financial adviser), together with its affiliate Merrill Lynch International, both subsidiaries of Bank of America Corporation;

“Business Day”	means a day, other than a Saturday, Sunday or public or bank holiday on which clearing banks are generally open for business in the relevant location;
“Closing Price”	means the official closing price or the middle market quotation of an Elan Share, as appropriate, on a particular Business Day, as derived from the Daily Official List;
“Daily Official List”	means the Daily Official List of the Irish Stock Exchange;
“Deposit Agreement”	means the amended and restated deposit agreement dated 3 February 2012 between Elan, Citibank N.A. and the holders and beneficial holders of Elan ADSs;
“Dutch Auction”
means the tender offer to Elan Stockholders to purchase Elan Shares (including Elan Shares represented by Elan ADSs) announced by Elan on 11 March 2013 the terms of which are set out in the Dutch Auction Circular;

“Dutch Auction Circular”	means the circular issued to Elan Stockholders in connection with the Dutch Auction on 11 March 2013;

1  Assumes that the Elan equity value, based on the Undisturbed Elan Stock Price, is decreased by expenditure of US$1,125 million on the Dutch Auction (inclusive of related costs and transaction fees) and the costs associated with redeeming the 2019 Notes; divided by the diluted number of shares outstanding in Elan as at 15 February 2013 less the number of shares repurchased pursuant to the Dutch Auction.

“EEA”	means the European Economic Area, which was established on 1 January 1994 and comprises the member states of the European Union, plus Iceland, Liechtenstein and Norway;
“Elan” or “the Company”	means Elan Corporation, plc;
“Elan ADSs”	means American depository shares in respect of and each representing one Elan Share;
“Elan Annual Report and Accounts”	has the meaning given to that term in the Original Offer Document;
“Elan Cash Assets”	has the meaning given to that term in the Original Offer Document;
“Elan EGM”
means the extraordinary general meeting of Elan that is scheduled to be convened to vote upon the Theravance Transaction in accordance with the terms of the Theravance Agreement and to vote upon the Other Transactions;

“Elan Group”	mean Elan and its subsidiaries and subsidiary undertakings, and “member of the Elan Group” means any one of them;
“Elan Optionholders”	the holders of options to subscribe for Elan Shares or otherwise acquire Elan Shares re-issued from treasury under the Employee Share Plans;
“Elan Shares”	the ordinary shares of €0.05 each (nominal value) in the capital of Elan (including those represented by Elan ADSs);
“Elan Stock”	Elan Shares and/or Elan ADSs;
“Elan Stock Price”	the trading price, from time to time, of an Elan ADS on NYSE;
“Elan Stockholders”	the registered holders of Elan Shares and the holders of Elan ADSs;
“Employee Share Plans”
(i) Elan Corporation, plc 1996 Long Term Incentive Plan;
(ii) Elan Corporation, plc 1996 Consultant Option Plan;
(iii) Elan Corporation, plc 1999 Stock Option Plan;
(iv) Elan Corporation, plc 2006 Long Term Incentive Plan;
(v) Elan Corporation, plc 2012 Long Term Incentive Plan; and
(vi) Elan Corporation, plc Employee Equity Purchase Plan;

“Encumbrance”
any adverse claim or right or third party right or other right or interest, equity, option or right to acquire or right to restrict, any mortgage, charge, assignment, pledge, lien or security interest or repurchase agreement or similar arrangement;

“Firm Announcement”	means the announcement by Royalty Pharma of a firm intention to make the Original Offer on 15 April 2013 pursuant to Rule 2.5 of the Irish Takeover Rules;
“Fully Diluted Elan Stock Number”	means the fully diluted number of shares in the capital of Elan, calculated in the manner set out in Appendix V (Calculation of the Fully Diluted Elan Stock Number) of this announcement;
“Increased Offer”	means the Original Offer, to be revised by Royalty Pharma on the terms set out in this announcement and to be set out in the Revised

Offer Document and the Revised Acceptance Documents (including where the context so requires, any subsequent revision, variation, extension or renewal of the Increased Offer);
“Increased Offer Enterprise Value”	means the enterprise value of Elan implied by the Increased Offer, calculated by Royalty Pharma in accordance with Appendix IV (Increased Offer Enterprise Value);
“Increased Offer Price”	means US$12.50 in cash per Elan Share (including each Elan Share represented by an Elan ADS);
“Ireland”	means the island of Ireland excluding Northern Ireland, and the word “Irish” shall be construed accordingly;
“Irish Stock Exchange”	means the Irish Stock Exchange Limited;
“Irish Takeover Panel”	means the Irish Takeover Panel established under the Irish Takeover Panel Act;
“Irish Takeover Panel Act”	means the Irish Takeover Panel Act 1997 of Ireland (as amended);
“Irish Takeover Regulations”	means the European Communities (Takeover Bids (Directive 2004/25/EC)) Regulations 2006 of Ireland;
“Irish Takeover Rules”	means the Irish Takeover Panel Act 1997, Takeover Rules 2007 (as amended);
“J.P. Morgan”	means J.P. Morgan Securities LLC (in its capacity as financial adviser), together with its affiliate J.P. Morgan Cazenove;
“J.P. Morgan Cazenove”	means J.P. Morgan Limited;
“J.P. Morgan Securities”	means J.P. Morgan Securities LLC (in its capacity as arranger);
“Maximum Elan Shares Affected”	has the meaning given to that term in the Acceptance Condition;
“New York Stock Exchange” or “NYSE”	means the New York Stock Exchange, LLC;
“Offer”	means the Original Offer (including where the context so requires, any subsequent revision, variation, extension or renewal of the Original Offer, including in connection with the Increased Offer);
“Offer Period”
means the period commencing on (and including) 25 February 2013 and ending on whichever of the following dates shall be the latest: (i) 1:00 p.m. (Irish time) / 8:00 a.m. (New York City time) on 31 May 2013; (ii) the date on which the Increased Offer lapses or is withdrawn; and (iii) the date on which the Increased Offer becomes or is declared unconditional in all respects;

“Original Acceptance Documents”
means the Original Form of Acceptance, the Original Letter of Transmittal and any other form of acceptance document issued by Royalty Pharma prior to the date of the Revised Offer Document in connection with acceptance of the Original Offer, and “Original Acceptance Document” means any of them;

“Original Form of Acceptance”
means the form of acceptance, election and authority issued with the Original Offer Document for use by holders of Elan Shares (but not for use by holders of Elan ADSs) in connection with acceptance of the Original Offer;

“Original Letter of Transmittal”	means the ADS letter of transmittal issued with the Original Offer Document for use by registered holders of Elan ADSs, whether certificated or not, in connection with acceptance of the Original

Offer;
“Original Offer”
means the offer made by Royalty Pharma on 2 May 2013 to acquire the entire issued and to be issued share capital of Elan on the terms and subject to the conditions set out in the Original Offer Document and the Original Acceptance Documents;

“Original Offer Document”	means the offer document dated 2 May 2013 in connection with the Original Offer, pursuant to which Royalty Pharma made the Original Offer;
“Original Offer Enterprise Value”	the offer enterprise value of Elan ascribed by the Original Offer in the Original Offer Document;
“Other Transactions”
means the following transactions which were announced by Elan today:

1.      the acquisition of 100% of AOP Orphan Pharmaceuticals for EUR263.5 million with potential cash milestone payments of up to EUR270 million on the advancement of certain late stage clinical programs;

2.      the acquisition of a 48% interest in Newbridge Pharmaceuticals for US$40 million.  Elan also has the option to purchase the remaining stake in Newbridge by 2015 for a sum of US$244 million;

3.      the acquisition of an 18% minority equity interest in Speranza Therapeutics, royalties in major markets along with additional milestones and retention of commercial rights in certain territories and markets;

4.      a debt offering involving the issuance of US$800 million of senior notes due 2021; and

5.      a US$200 million share repurchase program.

“Proposal”	the indicative proposal made in the Proposal Announcement to acquire the entire issued and to be issued share capital of Elan at a price of US$11.00 for every Elan Share and Elan ADS;
“Proposal Announcement”	the announcement by RP Management on 25 February 2013 setting out the terms of the Proposal;
“Proposal Enterprise Value”	the enterprise value of Elan ascribed by the Proposal in RP Management’s Rule 2.4 announcement of 6 March 2013;
“Prothena”	Prothena Corporation plc;
“Regulatory Approvals”
any approvals including pricing and re-imbursement approvals, licences, authorisations of or agreements with, any federal, state or local regulatory agency, department, bureau or other governmental entity necessary for the marketing and sale of Tysabri in any jurisdiction;

“Regulatory Information Service”	has the meaning set out in the Irish Takeover Rules;
“Revised Acceptance Documents”	means the Revised Form of Acceptance, the Revised Letter of Transmittal and any other form of acceptance document to be issued by Royalty Pharma in connection with the acceptance of the

Increased Offer, and “Revised Acceptance Document” means any of them;
“Revised Form of Acceptance”
means a revised form of acceptance, election and authority to be issued with the Revised Offer Document for use by holders of Elan Shares (but not for use by holders of Elan ADSs) in connection with acceptance of the Increased Offer;

“Revised Letter of Transmittal”
means a revised ADS letter of transmittal to be issued with the Revised Offer Document for use by registered holders of Elan ADSs, whether certificated or not, in connection with acceptance of the Increased Offer;

“Revised Offer Document”	means the revised offer document to be issued in connection with the Increased Offer, containing the terms and conditions of the Increased Offer;
“RPIFT”	means RPI Finance Trust, a Delaware statutory trust;
“RP Management”
means RP Management, LLC a Delaware corporation which acts as investment manager to entities investing in royalty interests in marketed and late stage biopharmaceutical products and which issued the Proposal Announcement;

“SEC”	means the US Securities and Exchange Commission;
“Theravance”	means Theravance, Inc.;
“Theravance Agreement”	means the royalty participation agreement between Theravance and Elan dated 12 May 2013;
“Theravance Transaction”	means the transaction between Elan and Theravance pursuant to the terms of the Theravance Agreement;
“Tysabri Consideration”	means the consideration of US$3.25 billion paid to the Elan Group at the closing of the Tysabri Transaction;
“Tysabri Royalty”	means the royalty in respect of global sales of Tysabri payable to the Elan Group in accordance with the terms of the Tysabri Transaction Agreement;
“Tysabri Transaction”
means the transaction between Elan and Biogen International in relation to the restructuring of Elan’s Tysabri collaboration with Biogen which was announced by Elan on 6 February 2013 and which closed on 2 April 2013;

“Tysabri Transaction Agreement”	means the agreement in relation to the Tysabri Transaction;
“Unconditional Date”	means the date on which the Increased Offer becomes or is declared unconditional in all respects;
“Undisturbed Elan Enterprise Value”	means the enterprise value of Elan implied by the Undisturbed Elan Stock Price, as calculated in RP Management’s Rule 2.4 Announcement of 6 March 2013;
“Undisturbed Elan Equity Value”	means the fully diluted equity value of Elan implied by the Undisturbed Elan Stock Price, as calculated in RP Management’s Rule 2.4 Announcement of 6 March 2013;
“Undisturbed Elan Stock Price”	means the closing price of Elan ADSs on the New York Stock Exchange on 15 February 2013 (the last trading day prior to RP Management contacting Elan’s Chairman regarding the Proposal), being US$10.35;

“United Kingdom” or “UK"	means the United Kingdom of Great Britain and Northern Ireland;
“United States” or “US”
means the United States of America, its territories and possessions, any state of the United States and the District of Columbia and all other areas subject to the jurisdiction of the United States of America;

“US Exchange Act”	means the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;
“US Securities Act”	means the US Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder; and
“US$”, “dollars”, “US Dollars” or “$”	US dollars, the lawful currency of the United States.
All references to time in this document are to Irish time unless otherwise stated.

Words importing the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine or neutral gender.

Any references to “subsidiary undertaking”, “associated undertaking” or “undertaking” has the meanings given to such term in the European Communities (Companies: Group Accounts) Regulations 1992 of Ireland.

Any reference to “subsidiary” or “holding company” has the meanings given to such term by Section 155 of the Companies Act 1963 of Ireland, as amended.

Any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof.  Any reference to any legislation is to Irish legislation unless specified otherwise.

APPENDIX IV

Calculation of Increased Offer Enterprise Value

	Undisturbed Elan Enterprise Value2	Original Offer Enterprise Value3	Increased Offer Enterprise Value
Elan share price (US$)	$10.35	$11.25	$12.50

Fully Diluted Elan Stock Number (million)	602	516	517

Equity value (US$ million)	6,227	5,801	6,459

Net cash (US$ million)	(3,062)	(1,859)	(1,854)

Enterprise value (US$ million)	3,165	3,943	4,605

% Premium to Undisturbed Elan Enterprise Value		24.6%	45.5%
% Premium to Original Offer Enterprise Value			16.8%

Elan net cash position (US$ million unless stated)	Net cash
Cash and cash equivalents4	(1,997.4)
Current restricted cash5	(15.4)
Value of Prothena Stake6	(31.4)
Janssen AI funding commitment7	93.2
Restructuring accruals	27.6
Accrued transaction costs	12.5
Cambridge Collaboration Termination8	8.0
Unfunded pension liability9	39.1
Adjustment for Theravance Agreement break fee10	10.0
Net cash pro forma for Tysabri Transaction	(1,853.8)

 2      As set out in Appendix VI of RP Management’s Rule 2.4 announcement of 6 March 2013 (referred to there as Current Enterprise Value).
3      As set out in Appendix VIII of the Original Offer Document (assuming that the Elan Balance Sheet Confirmation Requirement, as defined in that document, were satisfied).
4      Pro Forma cash and cash equivalents as at 31 March 2013, extracted from Elan’s Q1 results on 24 April 2013.
5      Extracted from Elan’s Q1 results on 24 April 2013.
6      Calculated as the closing share price of Prothena’s ordinary shares of US$9.86 on the NASDAQ Stock Market on 17 May 2013 multiplied by 3,182,253 ordinary shares owned by Elan as disclosed in Elan’s Form 3 SEC filing on 20 December 2012.
7      Remaining funding commitment to Janssen AI as at February 2013 (per Elan’s 20-F SEC filing on 12 February 2013).
8      Extracted from Elan’s 20-F SEC filing on 12 February 2013 for the financial year ended 31 December 2012.
9      Extracted from Elan’s 20-F SEC filing on 12 February 2013 for the financial year ended 31 December 2012.
10    The break fee payable in the event that the Theravance Agreement is terminated.

APPENDIX V

Calculation of the Fully Diluted Elan Stock Number

The Fully Diluted Elan Stock Number is calculated as follows:

•	510,335,880 Elan Shares, being the total issued shares in the capital of Elan as at 10 May 201311; plus

•
based on the Increased Offer Price, the dilutive impact of outstanding options and restricted stock units, calculated using the treasury share method and based on the numbers set out below as disclosed by Elan on 23 April 2013 pursuant to its obligations under Rule 10.2 of the Irish Takeover Rules.

The table below sets out the options and restricted stock units considered for the calculation of the dilutive impact at a given Elan Stock Price as disclosed by Elan on 23 April 2013 pursuant to its obligations under Rule 10.2 of the Irish Takeover Rules. For the purposes of the application of the treasury method, the exercise prices set out below are used.

Options and Restricted Stock Units considered for calculation of dilutive impact
Number of options/RSUs outstanding	Exercise price ($)	Exercise period
464,835	7.24	Sep-03-2015
854,839	11.65	Dec-06-2015
546	13.67	Mar-26-2016
525,402	15.40	Jan-31-2016
17,411	16.77	Nov-25-2013
54,200	23.25	Oct-10-2013
75,835	24.99	Oct-28-2014
23,746	25.40	Dec-21-2013
71,752	26.78	Feb-20-2015
23,229	7.24	Sep-03-2015
15,486	7.80	May-25-2015
41,296	15.40	Jan-31-2016
123,891	15.76	Sep-03-2014
1,032,416	5.11	Dec-11-2013
11,872	5.62	Oct-14-2013
6,194	6.18	Aug-07-2013
43,103	12.45	Feb-19-2014
357,604	15.76	Sep-03-2014
1,955	21.98	Apr-20-2014
1,684,678	0.00	Apr-29-2022
413	4.28	Aug-31-2020
84,916	4.50	Jun-30-2020
18,377	4.66	Jan-08-2020
193	4.92	Dec-20-2013

11	Sourced from Elan’s Regulatory Information Service announcement made on 13 May 2013 pursuant to its obligations under Rule 10.2 of the Irish Takeover Rules.

Options and Restricted Stock Units considered for calculation of dilutive impact
Number of options/RSUs outstanding	Exercise price ($)	Exercise period
413	5.19	Oct-31-2020
258	5.34	Nov-25-2013
5,162	5.42	Sep-30-2020
8,517	5.45	May-31-2020
34,844	5.65	Feb-01-2021
2,349	6.10	Nov-30-2019
13,261	6.13	Nov-25-2013
1,161	6.37	Nov-25-2013
579	6.39	Nov-25-2013
173	6.57	Nov-25-2013
1,935,710	6.59	Jul-02-2021
516	6.63	Dec-10-2013
51,621	6.70	Mar-31-2021
1,119,647	6.83	Oct-02-2020
154,862	6.95	Sep-17-2019
52,640	7.21	Jan-31-2020
28,474	7.44	Jan-02-2019
687,995	7.51	Oct-02-2019
413	7.52	Oct-19-2013
8,259	7.78	Feb-08-2019
206	7.93	Dec-31-2013
25,122	9.26	May-31-2021
495,561	9.47	Dec-20-2013
71,626	9.56	Oct-02-2013
66,075	9.60	Dec-02-2022
4,984	9.62	Nov-25-2013
1,000,000	9.84	Feb-06-2023
29,251	10.20	Aug-31-2021
11,013	10.45	Nov-25-2013
387,156	10.55	Oct-24-2022
3,613	10.66	Oct-31-2022
176,237	10.77	Nov-25-2013
255,522	10.82	Nov-25-2013
4,474	10.87	Jul-31-2021
135,805	10.91	Nov-25-2013
1,708	10.98	Sep-03-2022
33,554	11.20	Dec-31-2013
37,510	11.49	Jun-30-2021
28,756	12.06	Dec-20-2013
12,047	12.42	Oct-12-2013

Options and Restricted Stock Units considered for calculation of dilutive impact
Number of options/RSUs outstanding	Exercise price ($)	Exercise period
134,745	12.43	Nov-25-2013
2,383,762	12.76	Feb-08-2022
82,938	12.97	May-31-2022
1,550	13.04	Dec-31-2013
501,754	13.36	Apr-29-2022
6,883	13.49	Apr-30-2022
1,485,358	13.51	Feb-20-2017
5,680	13.69	Nov-25-2013
68,176	14.19	Dec-05-2016
119,016	15.11	Nov-25-2013
132,371	18.05	Jul-31-2017
8,614	18.87	Sep-03-2017
20,648	18.90	Sep-12-2017
232	19.30	Nov-25-2013
1,112	20.61	Sep-30-2017
2,509	20.68	Mar-31-2018
5,428	21.40	Jan-01-2018
4,267	21.44	Mar-02-2018
2,019	21.85	Dec-31-2013
1,436	22.94	Nov-25-2013
1,843	24.00	Jun-01-2018
662,948	24.22	Feb-13-2018
41,296	24.30	May-21-2018
78,266	25.06	Jan-31-2018
1,300	25.95	Apr-30-2018
6,181	34.68	Jun-30-2018
1,121,231	0.00	Feb-07-2016
1,033,844	9.84	Feb-06-2023
12,500	10.59	Jan-31-2023
143,756	11.46	Mar-07-2023